UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 30, 2013

CYTORI THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34375	33-0827593
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3020 Callan Road, San Diego, California 92121
(Address of principal executive offices, with zip code)

(858) 458-0900
(Registrant's telephone number, including area code)

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (  see   General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                Entry Into a Material Definitive Agreement.

On July 30, 2013, Cytori Therapeutics, Inc. (the “Company”) entered into a Sale and Exclusive License/Supply Agreement (the “Sale Agreement”) with Bimini Technologies LLC (“Bimini”), pursuant to which the Company sold to Bimini substantially all of the assets (other than certain retained rights and licenses) of the Company’s Puregraft® product line (the “Sale”), a series of standalone fat transplantation products that were developed to improve the predictability of outcomes for autologous fat grafting and aesthetic body contouring (the “Puregraft Products”). The aggregate value of the consideration paid by Bimini to the Company at the closing of the Sale was $5.0 million.  In addition, Bimini is obligated to make certain milestone payments to the Company (in an aggregate amount of up to $10.0 million), contingent upon the achievement of certain milestones relating to Bimini’s gross profits from sales of the Puregraft Products.

Pursuant to the Sale Agreement, the Company has agreed to obtain CE Mark approval and commercial release for its Puregraft 50 product and to prepare and submit a 510(k) application with the U.S. Food and Drug Administration seeking clearance of the Puregraft 50 product, and the Company has agreed to complete the transfer of the Puregraft Products manufacturing to a third party.

In connection with the Sale, Bimini granted to the Company an exclusive, perpetual, royalty bearing license to market and sell the Puregraft Products for use in combination with adipose derived regenerative cells, and non-exclusive rights for use in connection with the Company’s licensed cell and tissue banks. The Company will supply Puregraft Products to Bimini on an interim basis until the Company transfers the manufacturing of the Puregraft Products to Bimini. After the transfer, Bimini will supply the Puregraft Products to the Company.

Pursuant to the Sale Agreement, the Company has also granted to Bimini the global, exclusive, perpetual, irrevocable royalty bearing license to purchase from Cytori, use and sell the Celution® System products for Alopecia (hair loss). Cytori will supply Celution devices and consumable sets to Bimini, and Bimini will be responsible for all costs associated with commercial development in the Alopecia market. Bimini has also been granted an exclusive option through the end of 2013 to license Celution products for the global aesthetics market.

The Sale Agreement will continue in perpetuity unless terminated earlier by the parties in accordance with its terms, including upon a material breach of the Sale Agreement by either party (which has not been cured). Subject to certain limitations, each party has also agreed to indemnify the other for certain specified matters.

The foregoing description of the Sale Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Sale Agreement, which the Company will file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.

The Company estimates that Puregraft assets represented approximately 3% of Cytori’s consolidated total assets as of March 31, 2013.  Additionally, the Company estimates that Puregraft operating results (operating loss) represented approximately 4% and 7% of Cytori’s consolidated operating loss for the year ended December 31, 2012 and for the quarter ended March 31, 2013, respectively.

The Company issued a press release on July 31, 2013 announcing the Sale Agreement, a copy of which is attached to this Form 8-K as Exhibit 99.1 and incorporated herein by reference.

Item 2.01   Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1                      Press release dated July 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTORI THERAPEUTICS, INC.

Date: August 5, 2013	By: /s/ Mark E. Saad
Mark E. Saad
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1                      Press release dated July 31, 2013.